Exhibit 99.3

Tenneco Announces Redemption of 4.875% Senior Secured Notes due 2022

November 13, 2020

LAKE FOREST, Ill – (BUSINESS WIRE) — Tenneco Inc. (NYSE: TEN) (“Tenneco”) today announced that it will redeem all of its outstanding 4.875% Senior Secured Notes due 2022 (the “Notes”) on December 14, 2020 (the “redemption date”). The aggregate principal amount outstanding of the Notes is €415,000,000. The redemption price for the Notes will be equal to 101.21875% of the principal amount thereof, plus accrued and unpaid interest on the Notes to, but excluding, the redemption date, for a total payment to holders of €1,020.1771 per €1,000 principal amount of Notes. The Notes are currently listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market.

Tenneco intends to fund the redemption of the Notes with proceeds from its previously announced offering of senior secured notes due 2029 (the “New Notes Offering”). Tenneco’s obligation to redeem the Notes is subject to the completion of the closing of the New Notes Offering. On and after the redemption date, the Notes will no longer be deemed outstanding, interest will cease to accrue thereon, and all rights of the holders of the Notes will cease, except for the right to receive the redemption price.

Payment of the redemption price for the Notes will be made in accordance with the applicable procedures of Euroclear Bank S.A. / N.V. and Clearstream Banking, S.A.

Wilmington Trust, National Association is the trustee for the Notes, The Bank of New York Mellon, London Branch is serving as paying agent, and The Bank of New York Mellon (Luxembourg) S.A., is acting as registrar.

This press release is for information purposes only and shall not constitute the official notice of redemption required under the indenture governing the Notes, which notice shall be provided by the Paying Agent on behalf of Tenneco. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes or any other securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Tenneco

Tenneco is one of the world’s leading designers, manufacturers and marketers of automotive products for original equipment and aftermarket customers, with 2019 revenues of $17.5 billion and approximately 78,000 team members working at more than 300 sites worldwide. Through our four business groups, Motorparts, Ride Performance, Clean Air and Powertrain, Tenneco is driving advancements in global mobility by delivering technology solutions for diversified global markets, including light vehicle, commercial truck, off-highway, industrial, motorsport and the aftermarket. Visit www.tenneco.com to learn more.

Investor inquiries:

Linae Golla

847 482-5162

lgolla@tenneco.com

Rich Kwas

248-849-1340

rich.kwas@tenneco.com

Media inquiries:

Bill Dawson

847 482-5807

bdawson@tenneco.com